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                                                                    Exhibit 10.5

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                                OMNIBUS AGREEMENT

                                      among

                                  SUNOCO, INC.

                                SUNOCO, INC.(R&M)

                        SUN PIPE LINE COMPANY OF DELAWARE

                         ATLANTIC PETROLEUM CORPORATION

                         SUNOCO TEXAS PIPE LINE COMPANY

                        SUN PIPE LINE SERVICES (OUT) LLC

                         SUNOCO LOGISTICS PARTNERS L.P.

                    SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

                                       and

                               SUNOCO PARTNERS LLC

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                                OMNIBUS AGREEMENT

     THIS OMNIBUS AGREEMENT ("Agreement") is entered into on, and effective as of, the Closing Date (as defined herein) among Sunoco, Inc., a Pennsylvania corporation ("Sunoco"), on behalf of itself and the other Sunoco Entities (as defined herein), Sunoco, Inc. (R&M), a Pennsylvania corporation ("Sunoco R&M"), Sun Pipe Line Company of Delaware, a Delaware corporation ("Sun Delaware"), Atlantic Petroleum Corporation, a Delaware corporation ("Atlantic Petroleum"), Sunoco Texas Pipe Line Company, a Texas corporation ("Sun Texas"), Sun Pipe Line Services (Out) LLC, a Delaware limited liability company ("Services Out LLC"), Sunoco Logistics Partners L.P., a Delaware limited partnership (the "Partnership"), Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the "Operating Partnership"), and Sunoco Partners LLC, a Pennsylvania limited liability company ("Sunoco Partners LLC"). The above-named entities are sometimes referred to in this Agreement each as a "Party" and collectively as the "Parties."

                                R E C I T A L S:

     1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to those business opportunities that the Sunoco Entities will not engage in for so long as the Partnership is an Affiliate of Sunoco unless the Partnership has declined to engage in any such business opportunity for its own account.

     2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other.

     3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the general and administrative services to be performed by the General Partner (as defined herein) and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein).

     4. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to certain capital and other expenditures to be reimbursed by Sunoco to the Partnership Group and the completion by Sunoco R&M of certain tank maintenance and inspection projects.

     5. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to the Partnership Group's option to purchase the Option Assets (as defined herein).

     6. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VII, with respect to the development and construction or acquisition of certain assets by the Partnership Group.

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     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

                                    ARTICLE I
                                   Definitions

          1.1  Definitions.

               (a) As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Administrative Fee" is defined in Section 4.1.

          "Affiliate" is defined in the Partnership Agreement.

          "Assets" means all assets conveyed, contributed, or otherwise transferred by the Sunoco Entities to the Partnership Group prior to or on the Closing Date and any assets acquired by the Partnership Group pursuant to the exercise of the purchase options granted under Article VI.

          "Change of Control" means, with respect to Sunoco, any of the following events: (a) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of Sunoco's assets to any other Person unless immediately following such sale, lease, exchange, or other transfer such assets are owned, directly or indirectly, by Sunoco; (b) the consolidation or merger of Sunoco with or into another Person pursuant to a transaction in which the outstanding Voting Stock of Sunoco is changed into or exchanged for cash, securities, or other property, other than any such transaction where (i) the outstanding Voting Stock of Sunoco is changed into or exchanged for Voting Stock of the surviving corporation or its parent and (ii) the holders of the Voting Stock of Sunoco immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving Person or its parent immediately after such transaction; and (c) a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Stock of Sunoco, except in a merger or consolidation that would not constitute a Change of Control under clause
     (b) above.

          "Closing Date" means the date of the closing of the Partnership's initial public offering of Common Units.

          "Common Units" is defined in the Partnership Agreement.

          "Conflicts Committee" is defined in the Partnership Agreement.

          "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Partnership and certain other parties, together with the

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     additional conveyance documents and instruments contemplated or referenced thereunder.

          "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

          "Covered Environmental Losses" is defined in Section 3.1.

          "Darby Creek Tank Farm" means the tanks and pipelines located near Philadelphia, Pennsylvania as described on Schedule I to this Agreement.

          "Environmental Laws" means all federal, state, and local laws, statutes, rules, regulations, orders, and ordinances, now or hereafter in effect, relating to protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exton Facility" means the service station facility located at 645 E. Lincoln Highway, Exton, Pennsylvania 19341 upon the land described in
     Schedule VII to this Agreement.

          "Guaranty" is defined in Section 3.7.

          "General Partner" is defined in the Partnership Agreement.

          "Hazardous Substance" means (a) any substance that is designated, defined, or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

          "Indemnified Party" means the Partnership Group or the Sunoco Entities, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article III.

          "Indemnifying Party" means either the Partnership Group or Sunoco, as the case may be, in its capacity as the party from whom indemnification may be sought in accordance with Article III.

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          "Limited Partner" is defined in the Partnership Agreement.

          "Marcus Hook Tank Farm" means the tanks and pipelines located near Marcus Hook, Pennsylvania as described on Schedule I to this Agreement.

          "Mesa Pipeline" means an 80-mile crude oil pipeline from Midland, Texas to Colorado City, Texas.

          "Offer" is defined in Section 2.3.

          "Other Equipment" is defined in Section 5.4.

          "Option Assets" means the assets listed on Schedule II to this Agreement.

          "Option Asset Owner" means, with respect to an Option Asset, the applicable Sunoco Entity set forth opposite such Option Asset on Schedule II to this Agreement.

          "Paribas Mortgage" means that certain mortgage from Atlantic Refining & Marketing Corp. in favor of Banque Paribas and Banque Indosuez, dated March 10, 1998, as recorded in Book 1077, Page 5, Chester County, Pennsylvania.

          "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

          "Party" and "Parties" are defined in the introduction to this Agreement.

          "Partnership Group" means the Partnership, the Operating Partnership and any Subsidiary of any such Person, treated as a single consolidated entity.

          "Partnership Group Member" means any member of the Partnership Group.

          "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.

          "Prudent Industry Practice" means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with (a) the standards generally followed by the United States pipeline and terminalling industries or (b) such higher standards as may be applied or followed by Sunoco or its Affiliates in the performance of similar tasks or projects, or by the Partnership Group or its Affiliates in the performance of similar tasks or projects.

          "Restricted Activities" is defined in Section 2.1.

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          "Retained Assets" means the pipelines, terminals and other assets and investments owned by any of the Sunoco Entities that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement and other documents relating to the transactions referred to in the Contribution Agreement, including, without limitation, the applicable ownership interests in Mid-Valley Pipeline Company, West Texas Gulf Pipeline Company, the Mesa Pipeline, Inland Corporation, and the Tank System and the Other Equipment.

          "Subject Assets" is defined in Section 2.2.

          "Sunoco Entities" means Sunoco and any Person controlled, directly or indirectly, by Sunoco other than the Partnership Group or the General Partner; and "Sunoco Entity" means any of the Sunoco Entities.

          "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

          "Tank System" is defined in Section 5.4.

          "Units" is defined in the Partnership Agreement.

          "Voting Stock" means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

          "Work" is defined in Section 5.4.

                                   ARTICLE II
                             Business Opportunities

          2.1 Restricted Activities. For so long as the Partnership is an Affiliate of Sunoco, and except as permitted by Section 2.2, each of the Sunoco Entities shall be prohibited from engaging in or acquiring any business having assets engaged in the following activities (the "Restricted Activities"):

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               (a) the purchase of crude oil at the wellhead; or

               (b) the ownership and/or operation of crude oil pipelines or terminals, refined products pipelines or terminals, or liquefied petroleum gas (LPG) terminals in the continental United States.

          2.2 Permitted Exceptions.

               (a) Notwithstanding any provision of Section 2.1 to the contrary, the Sunoco Entities may engage in the following activities under the following circumstances:

                    (i) the ownership and/or operation of any of the Retained Assets (including replacements of the Retained Assets);

                    (ii) the ownership and/or operation of any logistics asset, including, without limitation, any pipeline or terminal, constructed by a Sunoco Entity within a manufacturing or refining facility (including, without limitation, any chemical plant or coke plant) of a Sunoco Entity in connection with the operation of that facility;

                    (iii) the ownership and/or operation of any asset or group of related assets used in the activities described in (a) or (b) of Section
     2.1 that are acquired or constructed by a Sunoco Entity after the date of this Agreement (the "Subject Assets") if:

                    (A) the fair market value of the Subject Assets (as determined in good faith by the Board of Directors, or other governing body, of the Sunoco Entity that will own the Subject Assets) is less than $5 million at the time of such acquisition by the Sunoco Entity or completion of construction, as the case may be;

                    (B) in the case of an acquisition of Subject Assets with a fair market value (as determined in good faith by the Board of Directors, or other governing body, of the Sunoco Entity that will own the Subject Assets) equal to or greater than $5 million at the time of such acquisition by a Sunoco Entity, the Partnership has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3 and the Partnership (with the concurrence of the Conflicts Committee) has elected not to purchase the Subject Assets; or

                    (C) in the case of the construction of Subject Assets with a fair market value (as determined in good faith by the Board of Directors, or other governing body, of the Sunoco Entity that will own the Subject Assets) equal to or greater than $5 million at the time of completion of construction, the Partnership has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3 and the Partnership (with the concurrence of the Conflicts Committee) has elected not to purchase the Subject Assets.

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          2.3 Procedures.

               (a) If a Sunoco Entity acquires or constructs Subject Assets described in Section 2.2(a)(iii)(B) or (C), then not later than six months after the consummation of the acquisition or the completion of construction by such Sunoco Entity of the Subject Assets, as the case may be, the Sunoco Entity shall notify the General Partner in writing of such acquisition or construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3 (the "Offer"). The Offer shall set forth the terms relating to the purchase of the Subject Assets and, if any Sunoco Entity desires to utilize the Subject Assets, the Offer will also include the commercially reasonable terms on which the Partnership Group will provide services to the Sunoco Entity to enable the Sunoco Entity to utilize the Subject Assets. As soon as practicable, but in any event within 60 days after receipt of such written notification, the General Partner shall notify the Sunoco Entity in writing that either (i) the General Partner has elected, with the approval of the Conflicts Committee, not to cause a Partnership Group Member to purchase the Subject Assets, in which event the Sunoco Entity shall be forever free to continue to own or operate such Subject Assets, or (ii) the General Partner has elected to cause a Partnership Group Member to purchase the Subject Assets, in which event the procedures outlined in this Section 2.3 shall apply.

               (b) If the Sunoco Entity and the General Partner (with the concurrence of the Conflicts Committee) are able to agree on the fair market value of the Subject Assets that are subject to the Offer and the other terms of the Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to the Sunoco Entity to enable the Sunoco Entity to utilize the Subject Assets, within 60 days after receipt by the General Partner of the Offer, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with the Sunoco Entity to provide services in a manner consistent with the Offer. The purchase agreement for the Subject Assets will provide for the purchase price to be paid, at the option of the Sunoco Entity, in cash, Units, or an interest-bearing promissory note (the interest rate and other terms of which shall be mutually agreed upon by the Sunoco Entity and the General Partner).

               (c) If the Sunoco Entity and the General Partner are unable to agree on the fair market value of the Subject Assets that are subject to the Offer or the other terms of the Offer including, if applicable, the terms on which the Partnership Group will provide services to the Sunoco Entity to enable the Sunoco Entity to utilize the Subject Assets within 60 days after receipt by the General Partner of the Offer, the Sunoco Entity and the General Partner will engage a mutually agreed upon, nationally recognized investment banking firm to determine the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and the Sunoco Entity are unable to agree. Such investment banking firm will determine the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and the Sunoco Entity are unable to agree within 30 days of its engagement and furnish the Sunoco Entity and the General Partner its determination. The fees of the investment banking firm will be split equally between the Sunoco Entity and the Partnership Group. Once the investment

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     banking firm has submitted its determination of the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and the Sunoco Entity are unable to agree, the General Partner will have the right, but not the obligation, subject to the approval of the Conflicts Committee, to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the Sunoco Entity to provide services in a manner consistent with the Offer, as modified by the determination of the investment banking firm, if applicable. The purchase agreement for the Subject Assets will provide for the purchase price to be paid, at the option of the Sunoco Entity, in cash, Units, or an interest-bearing promissory note (the interest rate and other terms of which shall be mutually agreed upon by the Sunoco Entity and the General Partner).

          2.4 Scope of Prohibition. Except as provided in this Article II and the Partnership Agreement, each Sunoco Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.

          2.5 Enforcement. The Sunoco Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Sunoco Entities of the covenants and agreements set forth in this Article II, and that any breach by the Sunoco Entities of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. The Sunoco Entities further agree and acknowledge that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Sunoco Entities from such breach, and consent to the issuance of injunctive relief under this Agreement.

                                  ARTICLE III
                                 Indemnification

          3.1 Environmental Indemnification.

               (a) Subject to Section 3.2, Sunoco shall indemnify, defend and hold harmless the Partnership Group for a period of 30 years after the Closing Date from and against environmental and toxic tort losses (including, without limitation, economic losses, diminution in value suffered by third parties, and lost profits), damages, injuries (including, without limitation, personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group or any third party by reason of or arising out of:

                    (i) any violation or correction of violation of Environmental Laws, or

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                    (ii) any event or condition associated with ownership
     or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;

     but only to the extent that such violation complained of under Section 3.1(a)(i) or such events or conditions included under Section 3.1(a)(ii) occurred before the Closing Date (collectively, "Covered Environmental Losses").

               (b) The Partnership Group shall indemnify, defend and hold harmless the Sunoco Entities from and against environmental and toxic tort losses (including, without limitation, economic losses, diminution in value suffered by third parties, and lost profits), damages, injuries (including, without limitation, personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Sunoco Entities or any third party by reason of or arising out of:

                    (i) any violation or correction of violation of Environmental Laws, or

                    (ii) any event or condition associated with ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;

     and regardless of whether such violation complained of under Section 3.1(b)(i) or such events or conditions included under Section 3.1(b)(ii) occurred before or after the Closing Date, except to the extent that any of the foregoing are Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Sunoco under this Article III.

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          3.2 Limitations Regarding Environmental Indemnification. Sunoco shall be obligated to indemnify, defend and hold harmless the Partnership Group for 100% of all Covered Environmental Losses asserted within the first 21 years after the Closing Date. Sunoco's obligation to indemnify, defend and hold harmless the Partnership Group for Covered Environmental Losses asserted in any given year thereafter shall decrease by 10% a year in accordance with Schedule III attached hereto. There is no monetary cap on the amount of indemnity coverage provided by Sunoco under Section 3.1(a) or by the Partnership Group under Section 3.1(b).

          3.3 Right of Way Indemnification. Sunoco shall indemnify, defend and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership interests in and to the lands on which any crude oil or refined products pipeline or related pump station, tank farm or equipment conveyed or contributed to the applicable Partnership Group Member on the Closing Date is located as of the Closing Date; (b) the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section
3.3 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date; and (c) the cost of curing any condition set forth in clause (a) or (b) above that does not allow any Asset to be operated in accordance with Prudent Industry Practice, to the extent that Sunoco is notified in writing of any of the foregoing within 10 years after the Closing Date.

          3.4 Additional Indemnification.

              (a) In addition to and not in limitation of the indemnification rovided under Sections 3.1(a) and 3.3, Sunoco shall indemnify, defend, and old harmless the Partnership Group from and against any losses, damages, iabilities, claims, demands, causes of action, judgments, settlements, ines, penalties, costs, and expenses (including, without limitation, court osts and reasonable attorney's and expert's fees) of any and every kind or haracter, known or unknown, fixed or contingent, suffered or incurred by he Partnership Group by reason of or arising out of (i) events and onditions associated with the operation of the Assets and occurring before he Closing Date (other than Covered Environmental Losses which are rovided for under Sections 3.1 and 3.2) to the extent that Sunoco is otified in writing of any of the foregoing within 10 years after the losing Date, (ii) the currently pending legal actions against the Sunoco ntities set forth on Schedule IV attached hereto, (iii) events and onditions associated with the Retained Assets and whether occurring before r after the Closing Date, (iv) the completion of the tank maintenance and nspection projects for the Darby Creek Tank Farm that are listed on chedule I to this Agreement, (v) the failure to obtain any necessary onsent from the Public Utilities Commission of Ohio for the conveyance to he Partnership Group of the crude oil pipeline located in Ohio, (vi) the ailure to cause the Paribas Mortgage to be released of record in Chester ounty, Pennsylvania to the extent it covers the property in Exton, ennsylvania more particularly described on Schedule VIII to this greement, and

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     (vii) all federal, state and local income tax liabilities attributable to the operation of the Assets prior to the Closing Date, including any such income tax liabilities of the Sunoco Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner.

               (b) In addition to and not in limitation of the indemnification provided under Section 3.1(b) or the Partnership Agreement, the Partnership Group shall indemnify, defend, and hold harmless the Sunoco Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Sunoco Entities by reason of or arising out of events and conditions associated with the operation of the Assets and occurring on or after the Closing Date (other than Covered Environmental Losses which are provided for under Section 3.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

          3.5 Indemnification Procedures.

               (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

               (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

               (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.5. In no event shall the obligation of the

     Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

               (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

               (e) The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made and the percentage of the indemnification obligation that applies under Section 3.2, if applicable.

          3.6 Sunoco Guarantee of the General Partner's Indemnification Relating to Section 4.1 of the Contribution Agreement. Sunoco agrees to guarantee the obligations of the General Partner to make any payments required under the terms of Section 4.1 of the Contribution Agreement (the "Guaranty"). The Guaranty is an absolute, irrevocable, and continuing guaranty of payment, not collection, and the fact that at any time, or from time to time, the General Partner's obligations under Section 4.1 of the Contribution Agreement may be paid in full does not affect Sunoco's obligation with respect to any future liability of the General Partner under Section 4.1 of the Contribution Agreement. Sunoco may not rescind or revoke its obligations with respect to the Guaranty.

                                   ARTICLE IV
                       General and Administrative Expenses

          4.1 General.

               (a) The Partnership will pay the General Partner an administrative fee (the "Administrative Fee") of $8.0 million per year for the provision by the General Partner and its Affiliates for the Partnership Group's benefit of all the general and administrative services that Sunoco and its Affiliates have traditionally provided in connection with the Assets including, without limitation, the general and administrative services listed on Schedule V to this Agreement. Sunoco may increase the Administrative Fee on the second and third anniversary date of this Agreement by an amount up to the lesser of (i) 2.5% or (ii) the Consumer Price Index-- All Urban Consumers, U.S. City Average, Not Seasonally Adjusted for the applicable year. The General Partner, with the approval and consent of its Conflicts Committee, may agree on behalf of the Partnership to further increases in the Administrative Fee in connection with expansions of the operations of the Partnership Group through the acquisition or construction of new assets or businesses. After this three-year period, the General Partner will determine the amount of general and administrative expenses that will be properly allocated to the Partnership in accordance with the terms of the Partnership Agreement.

               (b) At the end of each year, the Partnership will have the right to submit to the General Partner a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the general and administrative services performed by the General Partner and its Affiliates for the benefit of the Partnership Group for the year in question do not justify payment of the full Administrative Fee for that year. If the Partnership submits such a proposal to the General Partner, the General Partner agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, by how much.

               (c) The Administrative Fee shall not include and the Partnership Group shall reimburse the General Partner for:

                    (i) salaries of employees of the General Partner, to the extent, but only to the extent, such employees perform services for the Partnership Group; and

                    (ii) the cost of employee benefits relating to employees of the General Partner, such as 401(k), pension, and health insurance benefits, to the extent, but only to the extent, such employees perform services for the Partnership Group.

                                    ARTICLE V
                         Capital and Other Expenditures

          5.1 Reimbursement of Maintenance Capital and Other Expenditures for Pipeline Integrity Management. Sunoco will reimburse the Partnership Group for maintenance capital and any other expenditures incurred by the Partnership Group during the five-year period commencing on January 1, 2002 in order to comply with the U.S. Department of Transportation's Pipeline Integrity Management Rule 49CFR195.452 to the extent such expenditures exceed $8.0 million in any calendar year and subject to a maximum aggregate reimbursement by Sunoco under this Section 5.1 of $15.0 million over this five-year period.

          5.2 Completion of Tank Maintenance and Inspection Projects. Sunoco R&M will, at its sole cost and expense, complete the tank maintenance and inspection projects for the Darby Creek Tank Farm that are listed on Schedule VI to this Agreement. Sunoco will dedicate the necessary resources in order to complete the tank and maintenance projects under this Section 5.2 in accordance with Prudent Industry Practice, in a manner consistent with the observance of all safety and environmental qualities, and in compliance with the terms of all agreements between Sunoco and the Partnership Group with regard to such duties. Sunoco R&M will coordinate such tank maintenance and inspection projects with the Partnership Group and use its best efforts to minimize any inconvenience to or interruption of the conduct of business by the Partnership Group and its tenants and invitees.

          5.3 Reimbursement For Expenditures For Darby Creek Tank Farm And Marcus Hook Tank Farm. In addition to its obligations under Sections 5.1 and 5.2, Sunoco R&M will reimburse the Partnership Group for maintenance capital and any other expenditures incurred by the Partnership Group that are required to conform the Darby Creek Tank Farm and the Marcus Hook Tank Farm to applicable industry standards and regulatory requirements as of the Closing Date, subject to a maximum aggregate reimbursement by Sunoco under this Section 5.3 of $10.0 million. The maintenance capital and other expenditures required to be reimbursed under this Section 5.3 shall include the following: (i) cathodic protection upgrades in existence on the date of this Agreement; (ii) raising tank farm pipelines above ground; (iii) repair or demolition of the two riveted tanks at the Marcus Hook Tank Farm; and (iv) any other upgrades or maintenance required to put the Darby Creek Tank Farm and the Marcus Hook Tank Farm in compliance with all applicable industry standards and regulatory requirements as of the Closing Date.

          5.4 Completion of Removal Services at Exton Facility. Sunoco will cause a Sunoco Entity to complete, at its sole cost and expense, the following activities at the Exton Facility as soon as practicable, but, in the case of clauses (a), (b), (c) and (d) of this Section 5.4, in no event later than 120 days after the Closing Date:

               (a) the removal of the underground storage tank system and ancillary equipment located at the Exton Facility including, without limitation, the three 10,000 gallon tanks (no.'s 005, 006 and 007), all dispensers, piping, underground tank anchors, and other related pipes and equipment (collectively, the "Tank System");

               (b) the removal of the 250 gallon above-ground bulk storage tank used for motor oil storage and all related pipes and other equipment;

               (c) the removal of all fuel pumps;

               (d) the removal of the canopy located above the fuel pumps (hereinafter, the equipment as identified in clauses (b), (c) and (d) of this Section 5.4 that is destined for removal are collectively referred to as the "Other Equipment");

               (e) the performance of investigatory, remedial, and monitoring activities required under applicable Environmental Laws to address any petroleum hydrocarbons or other substances that have emanated from operation of the Tank System or the Other Equipment (the "Work"); and

               (f) the securing of a "no further action" or similar closure letter from the governmental entity with regulatory oversight of the Tank System, the Other Equipment and the Work that is reasonably acceptable to the Partnership Group indicating that no further investigatory, remedial or monitoring activities are required to be taken with respect to the conditions on the Exton Facility site for which the applicable Sunoco Entity is pursuing removal of the Tank System and the Other Equipment and performance of any Work. In pursuing removal of the Tank System and the Other Equipment and performance of the Work, the applicable Sunoco Entity shall timely, at its sole cost and expense: (i) coordinate such activities with the Partnership Group and use its best efforts to minimize any inconvenience to or interruption of the conduct of business by the Partnership Group and its tenants and invitees; (ii) perform such activities in compliance with all applicable Environmental Laws; (iii) obtain all permits, registrations, licenses or authorizations that may be required to perform such activities; (iv) deliver to the Partnership Group copies of all data, reports, and correspondence either submitted to or received from the applicable governmental entity with regulatory oversight of such activities with respect to conditions at the Exton Facility site; and (v) repair any and all damages to the Exton Facility site (or, if repair is not possible, replace the damaged property) caused by removal of the Tank System or the Other Equipment and performance of the Work, and leave the Exton Facility site in the approximate same or better condition than it was prior to commencement of removal of the Tank System and the Other Equipment and performance of the Work. In granting access to the Exton Facility site to the applicable Sunoco Entity for removal of the Tank System and the Other Equipment and performance of any Work, the Partnership Group does not consent in any way to the imposition of any use restrictions, deed certification requirements, or any other form of restriction on the current or future use of the Exton Facility site.

          Sunoco and the applicable Sunoco Entity will not be responsible for the removal of the building or the above-ground heating oil tank located at the Exton Facility.

          5.5 Release of Paribas Mortgage. Sunoco will ensure that the applicable Sunoco Entity will, at its sole cost and expense, cause the Paribas Mortgage (to the extent it covers the property in Exton, Pennsylvania more particularly described on Schedule VIII to this Agreement) to be released of record in Chester County, Pennsylvania as soon as practicable after the Closing Date.

                                   ARTICLE VI
                                Purchase Options

          6.1 Option to Purchase Certain Assets retained by Sunoco Entities.

               (a) Each Option Asset Owner hereby grants to the Partnership Group the unconditional right and option for a period of 10 years from the Closing Date to purchase for fair market value at the time of purchase all of such Option Asset Owner's right title and interest in, to and under the Option Asset(s) set forth next to its name on Schedule II. The Partnership Group may exercise this purchase option from time to time for all, part or none of the Option Assets.

               (b) Sunoco will take all action required to cause the Option Asset Owners to comply with the terms of this Article VI.

               (c) The Parties acknowledge that all potential transfers of Option Assets pursuant to this Article VI are subject to obtaining any and all written consents of governmental authorities and other third parties and to the terms of all existing agreements in respect of the Option Assets including, without limitation, any rights of first refusal of the parties to such agreements to purchase the Option Assets.

          6.2 Procedures.

               (a) If a Partnership Group Member decides to exercise the option to purchase an Option Asset, it will provide written notice to the applicable Option Asset Owner of such exercise, the fair market value it proposes to pay for the Option Asset, and the other terms of the purchase including, if requested by a Sunoco Entity, the terms on which the Partnership Group Member will provide services to the Sunoco Entity to enable the Sunoco Entity to utilize the Option Asset. The decision to purchase an Option Asset, the fair market value to be paid for the Option Asset, and the other terms of the purchase including, if applicable, the terms on which the Partnership Group Member will provide services to the Sunoco Entity to enable the Sunoco Entity to utilize the Option Asset shall be approved by the Conflicts Committee. If the Partnership Group Member and the applicable Option Asset Owner are unable to agree on the fair market value of the Option Asset or the other terms of the purchase including, if applicable, the terms on which the Partnership Group Member will provide services to the Sunoco Entity to enable the Sunoco Entity to utilize the Option Asset, the Partnership Group Member and the applicable Option Asset Owner will engage a mutually-agreed-upon, nationally recognized investment banking firm to determine the fair market value of the Option Asset and/or the other terms on which the Partnership Group Member and the Sunoco Entity are unable to agree. The fees of the investment banking firm will be split equally between the applicable Option Asset Owner and the Partnership Group. Once the investment banking firm submits its determination of the fair market value of the Option Asset and/or the other terms on which the applicable Option Asset Owner and the Partnership Group Member are unable to agree, the Partnership Group Member will have the right, but not the obligation, to purchase the Option Asset on the terms as modified by the determination of the investment banking firm. The Partnership Group Member will provide written notice of its decision to the applicable Option Asset Owner within 15 days after the investment banking firm has submitted its determination. Failure to provide such notice within such 15-day period shall be deemed to constitute a decision not to purchase the Option Asset.

               (b) If a Partnership Group Member chooses to exercise its option to purchase an Option Asset under Section 6.2(a), this Agreement shall become a contract of sale and purchase for the Option Asset pursuant to which the applicable Option Asset Owner shall be obligated to sell the Option Asset to the Partnership Group Member and the Partnership Group Member shall be obligated to purchase the Option Asset from the applicable Option Asset Owner and, if applicable, the Partnership Group Member will enter into an agreement with the Sunoco Entity setting forth the terms on which the Partnership Group Member will provide services to the Sunoco Entity to enable the Sunoco Entity to utilize the Option Asset. The terms of the purchase and sale agreement will include the following:

                    (i) the Partnership Group Member will deliver a cash purchase price (unless the Partnership Group Member and the applicable Option Asset Owner agree that the consideration will be paid by means of Units or an interest-bearing promissory note);

                    (ii) the Partnership Group will be entitled to the benefit of the indemnification contained in Article III of this Agreement for the remaining term of such indemnification with respect to events or conditions associated with the operation of the Option Asset and occurring before the date of acquisition of the Option Asset by the Partnership Group Member;

                    (iii) the applicable Option Asset Owner will represent that it has good and indefeasible title to the Option Asset, subject to all recorded and unrecorded matters and all physical conditions and other matters in existence on the closing date for the purchase of the applicable Option Asset, plus any other such matters as the Partnership Group Member may approve, which approval will not be unreasonably withheld. If the Partnership Group Member desires to obtain any title insurance with respect to the Option Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;

                    (iv) the applicable Option Asset Owner will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member's risk and expense, to make such surveys, tests and inspections of the Option Asset as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the Option Asset or interfere with the activities of the applicable Option Asset Owner thereon and so long as the Partnership Group Member has furnished the applicable Option Asset Owner with evidence that adequate liability insurance is in full force and effect;

                    (v) the Partnership Group Member will have the right to terminate its obligation to purchase the Option Asset under this
     Article VI if the results of any searches, surveys, tests or inspections conducted pursuant to Section 6.2(b)(iii) or (iv) above are, in the reasonable opinion of the Partnership Group, unsatisfactory;

                    (vi) the closing date for the purchase of the Option Asset shall occur no later than 180 days following receipt by Sunoco of written notice by the Partnership Group Member of its intention to exercise its option to purchase the Option Asset pursuant to Section 6.2(a);

                    (vii) the applicable Option Asset Owner shall execute, have acknowledged and deliver to the Partnership Group Member a special warranty deed, assignment of easement, or comparable document, as appropriate, in the applicable jurisdiction, on the closing date for the purchase of the Option Asset constituting a real property interest conveying the Option Asset unto the Partnership Group Member free and clear of all encumbrances other than those set forth in
     Section 6.2(b)(iii) above;

                    (viii) the sale of any Option Asset constituting a real property interest shall be made on an "as is," "where is" and "with all faults" basis, and the instruments conveying such Option Asset shall contain appropriate disclaimers; and

                    (ix) neither the applicable Option Asset Owner nor the applicable Partnership Group Member shall have any obligation to sell or buy the applicable Option Asset if any of the consents referred to in Section 6.1(c) has not been obtained.

               (c) If a Partnership Group Member chooses or is deemed to have chosen not to exercise its option to purchase an Option Asset at the price determined by the investment banking firm under Section 6.2(a), all future rights to purchase such Option Asset by the Partnership Group will be extinguished.

                                   ARTICLE VII
                       Development and Purchase of Assets

          7.1 Development and Purchase of Assets. For so long as the Partnership is an Affiliate of Sunoco, Sunoco may at any time propose to the General Partner that the Partnership Group develop and construct, or acquire an asset, and if the General Partner determines in its good faith judgment, with the concurrence of its Conflicts Committee, that the development and construction, or acquisition of the asset, including the terms on which a Sunoco Entity would agree to use the asset, will be beneficial on the whole to the Partnership Group and that proceeding with the development and construction, or acquisition of the asset will not effectively preclude the Partnership Group from undertaking another project that will be more beneficial to the Partnership Group, the Partnership Group will use its commercially reasonable efforts to finance, develop and construct, or acquire the asset, as the case may be.

                                  ARTICLE VIII
                                  Miscellaneous

          8.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the Commonwealth of Pennsylvania, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the Commonwealth of Pennsylvania and to venue in Philadelphia, Pennsylvania.

          8.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party's signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 8.2.

          if to the Sunoco Entities:

               Sunoco, Inc.
               Ten Penn Center
               1801 Market Street
               Philadelphia, Pennsylvania 19103
               Attn:  Senior Vice President - Refining
               Telecopy:  215-977-3902

                    with a copy to:

                    Mike Kuritzkes
                    Vice President and General Counsel
                    Sunoco, Inc.
                    Ten Penn Center
                    1801 Market Street
                    Philadelphia, Pennsylvania 19103
                    Telecopy: (215) 977-3559

          if to the Partnership Group

               Sunoco Logistics Partners L.P.
               c/o Sunoco Partners LLC, its general partner
               1801 Market Street
               Philadelphia, Pennsylvania 19103

               Attn:  President and Chief Executive Officer
               Telecopy:  (215) 977-3902

                    with a copy to:

                    Jeffrey W. Wagner
                    General Counsel and Secretary
                    Sunoco Partners LLC
                    1801 Market Street
                    Philadelphia, Pennsylvania 19103
                    Telecopy:  (215) 977-6878

          8.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

          8.4 Termination of Article II. The provisions of Article II of this Agreement may be terminated by Sunoco upon a Change of Control of Sunoco.

          8.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

          8.6 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto.

          8.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

          8.8 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

          8.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

          8.10 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this

Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

                                    SUNOCO, INC.


                                    By:  /s/  Thomas W. Hofmann
                                       -----------------------------------------
                                       Name:  Thomas W. Hofmann
                                            ------------------------------------
                                       Title: Senior Vice President And
                                             -----------------------------------
                                              Chief Financial Officer
                                             -----------------------------------

                                    SUNOCO, INC. (R&M)


                                    By:  /S/  Thomas W. Hofmann
                                       -----------------------------------------
                                       Name:  Thomas W. Hofmann
                                            ------------------------------------
                                       Title: Senior Vice President and
                                             -----------------------------------
                                              Chief Financial Officer
                                             -----------------------------------

                                    SUN PIPE LINE COMPANY OF DELAWARE


                                    By:  /s/  David A. Justin
                                       -----------------------------------------
                                       Name:  David A. Justin
                                            ------------------------------------
                                       Title: President
                                             -----------------------------------


                                    ATLANTIC PETROLEUM CORPORATION


                                    By:  /s/  Barry H. Roseberg
                                       ---------------------------------------
                                       Name:  Barry H. Roseberg
                                            ----------------------------------
                                       Title: President
                                             ---------------------------------

                                    SUNOCO TEXAS PIPE LINE COMPANY


                                    By:  /s/  David A. Justin
                                       -----------------------------------------
                                       Name:  David A. Justin
                                            ------------------------------------
                                       Title: Vice President
                                             -----------------------------------

                                    SUN PIPE LINE SERVICES (OUT) LLC


                                    By:  /s/  Deborah M. Fretz
                                       -----------------------------------------
                                       Name:  Deborah M. Fretz
                                            ------------------------------------
                                       Title: President
                                             -----------------------------------


                                    SUNOCO LOGISTICS PARTNERS L.P.

                                    By: Sunoco Partners LLC, its general partner


                                        By:  /s/  David A. Justin
                                           -------------------------------------
                                           Name:  David A. Justin
                                                --------------------------------
                                           Title: Vice President
                                                 -------------------------------


                                    SUNOCO LOGISTICS PARTNERS
                                    OPERATIONS L.P.

                                    By: Sunoco Logistics Partners GP LLC, its
                                        general partner


                                        By:  /s/  David A. Justin
                                           -------------------------------------
                                           Name:  David A. Justin
                                                --------------------------------
                                           Title: Vice President
                                                 -------------------------------


                                    SUNOCO PARTNERS LLC


                                    By:  /s/  David A. Justin
                                       -----------------------------------------
                                       Name:  David A. Justin
                                            ------------------------------------
                                       Title: Vice President
                                             -----------------------------------

                                   SCHEDULE I

Tanks and Pipelines located at Darby Creek Tank Farm and Marcus Hook Tank Farm:

Darby Creek Tank Farm:

1. Twenty-one active tanks and seven out of service tanks with a total capacity of 3.050 million barrels.

Marcus Hook Tank Farm:

1.   Seventeen tanks with a total capacity of 2,057,722 barrels.

2.   The following pipeline connections:

     a.   Twin Oaks refined product terminal.

     b.   Twin Oaks to Newark 14" pipeline.

     c.   Twin Oaks to Montello 8" pipeline.

     d.   Twin Oaks to Buckeye's Laurel pipeline.

                                 Schedule I - 1

                                   SCHEDULE II

Option Assets                                                                     Option Asset Owner
-------------                                                                     ------------------
(i)      Mid-Valley  Pipeline.  A 55% interest in Mid-Valley  Pipeline                  Sun Delaware
         Company (50% voting interest). Mid-Valley Pipeline Company owns and operates a 994-mile crude oil pipeline from Longview, Texas to
         Samaria, Michigan.

(ii)     West Texas Gulf  Pipeline.  A 17% interest in West Texas Gulf                     Sun Texas
         Pipeline  Company.  West Texas Gulf Pipeline Company owns and operates a 581-mile  crude oil pipeline from  Colorado  City,
         Texas and Nederland, Texas to Longview, Texas.

(iii)    Mesa   Pipeline.   An  undivided  6%  interest  in  the  Mesa              Services Out LLC
         pipeline,  an 80-mile crude oil pipeline from Midland,  Texas to Colorado City, Texas.

(iv)     Inland   Pipeline.   A  10%   interest   in  Inland.   Inland                     Sun Texas
         Corporation  owns and  operates a  611-mile refined  products pipeline  from Lima and  Toledo,  Ohio to Canton,  Cleveland,
         Columbus and Dayton, Ohio.

(v)      Icedale   Pipeline.   The  idled  370-mile,   6-inch  refined                     Sun Texas
         product  pipeline  from Icedale,  Pennsylvania  to Cleveland,
         Ohio.

                                 Schedule II - 1

                                  SCHEDULE III

   Sunoco's and Partnership's Respective Share of Liability under Section 3.2 for Covered Environmental Losses Arising more than 21 Years after the Closing
                                      Date

Year Following the Closing Date
     during which Covered         Sunoco's Respective Share
  Environmental Loss is First         of Liability under      Partnership's Respective Share
           Asserted                      Section 3.2          of Liability under Section 3.2
-------------------------------   -------------------------   ------------------------------
During years 1 through
and including year 21                       100%                            0%

During year 22                               90%                           10%

During year 23                               80%                           20%

During year 24                               70%                           30%

During year 25                               60%                           40%

During year 26                               50%                           50%

During year 27                               40%                           60%

During year 28                               30%                           70%

During year 29                               20%                           80%

During year 30                               10%                           90%

After year 30                                 0%                          100%

                                Schedule III - 1

                                 Schedule IV - 5

                                   SCHEDULE IV

Pending Litigation

PIPELINE AND CRUDE TRUCKING LITIGATION
--------------------------------------

1.   USA v. NCH Corporation, et. al. v. Sunoco, et al.

2.   Creek County Oil (JADCO) v. Mid-Continent Pipe Line Company

3.   Margolis, David v. Sun Pipe Line Company

4.   In Re: Explorer Pipeline Company

5.   Bono v. Sun Pipe Line Company

6.   PECO v. Sun Pipe Line Company

7.   Tina Wall and Christopher DeLeur v. Sunoco, Inc. and Sun Pipe Line Company

8.   Badertscher v. Mid-Continent Pipe Line Company

9.   Collins v. Mid-Continent Pipe Line Company

10.  Denman v. Sun Oil Company

11.  Harkless v. Atlantic Pipeline

12.  Sun Pipe Line Company v. Bavarian Pretzel

13.  Lowe v. Sun Pipe Line Company

14.  Pasch, Sharon v. Sun Pipe Line Company

15.  Wileman Farms v. Mid-Continent Pipe Line Company

16.  Sun Pipe Line Company v. Gary Slagel, et al.

17.  Sun Pipe Line Company v. Hagaman

18.  Mid-Continent Pipe Line Company and Total Petroleum v. Duncan Petroleum

19.  Township of Washington v. Sun Pipe Line Company

20.  Delacruz v. Sun Pipe Line Company

21.  SPL v. Theta Land Corp.

22.  City of Troy v. Theurer and SPL

                                 Schedule IV - 1

23.  American Asphalt Paving Co. v. SPL

24.  Pezda v. Sullivan

25. Butler V. Explorer Pipeline, et al. (Explorer) (District Court, Hunt County, Texas)

26.  Steuben Contracting v. Griffith Oil, Gulf and Sun

27.  Sun Pipeline Company v. Transco Damage Claim (Harbor)

28.  Deaton v. Sun Pipe Line Company

29.  Carter v. Sun Pipe Line Company

30.  Howard v. Sunoco (Crude Trucking)

31.  Sun Pipe Line Company v. M/T Wapello and Mobil Shipping

32.  Sun Pipe Line Company v. M/T Wenatchi and Mobil Shipping

33.  Sun Pipe Line Company v. Ligouri

34.  Cudd Pressure Controls v. Sun Pipe Line Company

35.  Macomb County Road Commission v. Sun Pipe Line Company

36.  Moss v. Sun Pipe Line Company

37.  Sun Pipe Line Company v. Hicks

38.  Matherly v. City of Cushing

39.  McMullen v. Lehigh Gas

40.  Sun Pipe Line Company v. Wal-Mart

41.  General Technology Applications, Inc. v. ARCO, et al.

42.  State of Oklahoma v. Mid-Continent Pipeline Company

TOXIC TORT LITIGATION
---------------------

1.   Aguirre, Arturo, et al. v. Air Liquide America Corporation, et al.

2.   Aguillard, Paul, et al. v. Owens-Corning

3.   Babbs, Kenneth - Tolling

                                 Schedule IV - 2

4.   Barker, Terry - Tolling

5.   Bellow, Avie D. Jr., et al. v. Owens-Corning

6.   Bentley, Joseph L., et al. v. A.M.F., Inc.

7.   Bible, James Roy, et al. v. Armstrong

8.   Biziak, Joseph - Tolling

9.   Bouley, Daniel, et al. v. Owens-Corning

10.  Brignac, Eva, et al. v. AcandS, Inc.

11.  Brown, Ernest - Tolling

12.  Brunley, Walter v. A.M.F., Inc., et al.

13.  Cason, Nadine, et al. v. AC&S, Inc.

14.  Cassell, Donald B., et al. v. A.M.F., Inc.

15.  Chandler, Lee - Tolling

16.  Clamon, Jerry Lynn, et al. v. Owens-Corning, et al.

17.  Collings, William, et al. v. B. F. Goodrich, et al.

18.  Conway, Robert, et al. v. Owens-Corning

19.  Cotton, William L., et al. v. A. P. Green

20.  Credeur, Elwood J., et al. v. AC&S

21.  Dailey, Earl - Tolling

22.  Deforest, Albert A. Tolling

23.  Devine, Isaac N., et al. v. O.C.

24.  Dixon, Robert E. and Lanora - Tolling

25.  Dunham, Dennis C., et al. v. A.M.F., Inc.

26.  Elzy, Ralph Murriel, et al. v. A.M.F.

27.  Faulk, Larry, et al. v. Owens-Corning, et al.

28.  Ford, Abram - Tolling

                                 Schedule IV - 3

29.  Green, Clyde A. - Tolling

30.  Gustafson, John Goran, et al. v. A.M.F.

31.  Hemmenway, Travis, et al. v. PC, et al.

32.  Hunter, Edgar Thomas, et al. v. Owens-Corning

33.  Jones, Hillery, et al. v. Owens-Corning, et al.

34.  Katz, Stanley v. Owens-Corning, et al.

35.  Kennerson, Charles Henry, et al. v. Brown & Root

36.  Kindred, Roy Glen, et al. v. A.M.F., Inc.

37.  King, Douglas, et al. v. E. I. Dupont, et al.

38.  Koonce, Joel D. - Tolling

39.  Lotfis, Nathan - Tolling

40.  Longoria, David L. - Tolling

41.  Madden, Danny, et al. v. A.M.F.

42.  Marks, Elsie F., et al. v. Atofina, et al.

43.  McAnally, Jerry, et al. v. O.C.

44.  Music, Frankie - Tolling

45.  Otto, David J. - Tolling

46.  Peek, Johnny G. - Tolling

47.  Perkins, Russell J. v. Able Supply

48.  Richardson, Leeanna Ind. as Rep. of Estate of Calvin Dwayne Richard

49.  Scarborough, Walter Ray, et al. v. AC&S

50.  Shankle, Eugene, et al. v. AC&S

51.  Shomo, Millard Fillmore v. AC&S

52.  Simieou, Raymond, et al. v. Owens-Corning

53.  Spruiell, Dewey Lee, et al. v. AC&S, et al.

                                 Schedule IV - 4

54.  Twist, Glenn E. - Tolling

55.  Vallee, Herschel, et al. v. A.M.F., Inc., et al.

56.  Vanouwerkerk, Anita v. Owens-Corning

57.  Woodcock v. Sun Pipe Line

LEASE CRUDE OIL ACQUISITION
---------------------------

1. McMahon v. Amerada Hess et al MDL 1206 (U.S. District Court, Southern District of Texas)

2.   Rushing v. Yandell

3.   Grunewald v. Sunoco, Inc.

4.   Sheppard v. Bancorpsouth, et al.

5.   Patricia Love Stevens v. Frank Cass d/b/a Cass Oil Company

EEO AND LABOR PROCEEDINGS AND CASES
-----------------------------------

1.   Allen Zimmerman

2.   Arlene Lee

3.   James Carmichael

4.   DeWayne Ketchum

5.   Marlyn Hoops and Joseph Stewart

                                 Schedule IV - 5

                                   SCHEDULE V

General and Administrative Services

     General and Administrative Services provided by the following divisions of the General Partner and its Affiliates:

     (1) systems administration,

     (2) administrative division (which includes human resources, safety and environmental),

     (3) finance division (which includes planning, accounts payable, and accounting),

     (4) credit division,

     (5) legal division,

     (6) insurance division (which includes insurance administration and insurance claims investigation, but does not include payment of premiums or the allocated cost thereof),

     (7) engineering division (which includes engineering design and purchasing),

     (8) payroll division,

     (9) tax division, and

     (10) internal audit division.

                                 Schedule V - 1

                                   SCHEDULE VI

Tanks Maintenance and Inspection Projects to be completed by Sunoco R&M at Darby Creek Tank Farm.

Darby Creek Tank Farm:

     Sunoco R&M will perform all inspection, maintenance and repair services necessary to return the seven out of service tanks at Darby Creek Tank Farm to service.

                                 Schedule VI - 1

                                  SCHEDULE VII

Exton Facility Property Discription.

A parcel of property containing 1.38 acres, being described as all that certain parcel of ground on the north side of U.S. Route 30, west of Old Ship Road, situate in West Whiteland Township, Chester County, Pennsylvania, being shown on a boundary survey plan prepared by Ludgate Engineering Corporation, Plan No. D-7703001, and being more fully bounded and described as follows TO WIT:

     BEGINNING at a point in the center of U.S. Route 30 and a corner of Atlantic Richfield Company; thence in the center line of U.S. Route 30 North 87 degrees 45 minutes 35 seconds West 494.33 feet to a point; thence leaving the center line of U.S. Route 30 North 02 degrees 14 minutes 25 seconds East 55.16 feet to a point being a corner of a fence within the property of Sunoco Exton Terminal; thence along the existing fence and within property of Sunoco Exton Terminal the five following courses and distances:

          (1) North 63 degrees 22 minutes 09 seconds East 123.42 feet to a point.
          (2) North 02 degrees 30 minutes 56 seconds East 62.25 feet to a point.
          (3) South 87 degrees 42 minutes 07 seconds East 200.11 feet to a point.
          (4) South 02 degrees 21 minutes 29 seconds West 62.99 feet to a point.
          (5) South 69 degrees 49 minutes 21 seconds East 194.28 feet to a point in the line of lands of Atlantic Richfield Company.

thence along Atlantic Richfield Company and in the pavement of U.S. Route 30 South 01 degree 01 minute 58 seconds West 54.00 feet to a point, the Place of Beginning.

                                Schedule VII - 1

                                  SCHEDULE VIII

Exton Terminal Site Property Description.

ALL THAT CERTAIN tract or piece of land with the buildings and improvements thereon erected, situate in the Township of West Whiteland, County of Chester, State of Pennsylvania, bounded and described in accordance with the survey and plan thereof made by Ludgate Engineering Corporation Plan Number D-7703001 dated 11-06-01 being more fully bounded and described as follows to WIT:

BEGINNING at a point in the center of U.S.Route 30 and in line of lands of MARIS Inc. C/O REILLY OIL, North 17 degrees 42 minutes 01 seconds West 458.96 feet to a point in the centerline of the Philadelphia and Reading Railway, Chester Valley Branch; thence along center of said Railway North 72 degrees 27 minutes 02 seconds East 1119.03 feet to a point in the centerline of Old Ship Road thence in and along the centerline of Old Ship Road South 19 degrees 49 minutes 58 seconds East 580.32 feet to a point a corner of lands of Atlantic Richfield Company thence along lands of Atlantic Richfield Company the two following courses and distances:

     1. South 75 degrees 01 minutes 28 seconds West 217.61 feet to a point
     2. South 01 degrees 01 minutes 58 seconds West 208.16 feet to a point in the pavement of U.S. Route 30.
thence in and along the centerline of U.S. Route 30 North 87 degrees 45 minutes 35 seconds West 911.03 feet to a point the Place Of Beginning Containing 15.82 Acres

Being the same property conveyed in Deed dated September 6, 1985 from Atlantic Richfield Company to Atlantic Refining & Marketing Corp., and recorded in Deed Book 100, page 462.

                                Schedule VIII - 1